AMENDMENT NO. 1 TO REIMBURSEMENT AGREEMENT AND WAIVER

         This Amendment is entered into as of the 24th day of September, 1999 among Lannett Company, Inc., a Delaware corporation, with its principal place of business at 9000 State Road, Philadelphia, Pennsylvania (the "Borrower"), William Farber ("Guarantor") and FIRST UNION NATIONAL BANK a national banking association with offices at 123 South Street, Philadelphia, Pa 19109 (the "Bank").

         The parties have entered into a (a) a Reimbursement Agreement (the "Agreement") dated as of April 30, 1999, which, inter alia, provided for the issuance of a letter of credit by the Bank in the original Stated Amount of $2,349,276.72, (b) a Reimbursement Agreement (the "Agreement") dated as of April 30, 1999, which, inter alia, provided for the issuance of a letter of credit by the Bank in the original Stated Amount of $3,769,945.20, and (c) the Bank's Loan Agreement dated March 11, 1999 in the amount of $2,000,000.00 (the "Loan Agreement"). The Borrower and the Guarantor entered in certain covenants with the Bank in each Agreement and the Loan Agreement. The Bank, the Borrower and the Guarantor have agreed to amend certain representations in each Agreement and the Loan Agreement and record their agreement in this Amendment.

         NOW, THEREFORE, in consideration of the within premises and for other good and valuable consideration, the receipt and sufficiency of with is hereby acknowledged, the parties agree as follows:

               1. Section 6.10 of each Agreement and the Financial Covenants of the Loan Agreement are hereby amended to read as follows:

         SECTION 6.10 Financial Covenants. Prior to the termination of Borrower's obligations hereunder, the Borrower and Guarantor shall comply with the following financial covenants at all times, to be reviewed by the Bank periodically as set forth below:

         (a) Senior Debt to Effective Net Worth Ratio. Borrower shall maintain a ratio of Senior Debt divided by Effective Net Worth of not more than 2.25 to 1.00 through June 29, 2000, and 2.00 to 1.00 at June 30, 2000 and each fiscal year thereafter, such ratio to be tested annually. "Senior debt" shall mean the sum of total liabilities, including capitalized leases as all reserves for deferred taxes and other deferred sums appearing on the liabilities side of the balance sheet, in accordance with generally accepted accounting principles applied on a consistent basis, excluding debt subordinated to the Bank. "Effective Net Worth" shall mean total assets (less intangibles) minus Total Liabilities. "Total Liabilities" shall mean all liabilities of Borrower, excluding debt fully subordinated to the Bank on terms and conditions acceptable to Bank, and including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet, in accordance with generally accepted accounting principles applied on a consistent basis.




         (b) Effective Net Worth. Borrower shall, at fiscal year ending 6/30/99, maintain an Effective Net Worth of not less than four million dollars ($4,000,000.00), at fiscal year ending 6/30/00 maintain an Effective Net Worth of not less than five million seven hundred and fifty thousand dollars ($5,750,000.00), and at fiscal year ending 6/30/01 maintain an Effective Net Worth of not less than seven million, five hundred thousand dollars ($7,500,000.00), tested annually. Thereafter, to the extent that the Letter of Credit is extended, the Borrower shall maintain Effective Net Worth as required by the Bank.

         (c) Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.50 to 1.00, tested quarterly on a rolling four-quarter basis, Effective fiscal year 2000, "Debt Service Coverage Ratio" shall mean the sum of earnings before interest, taxes, depreciation, and amortization divided by the sum of interest expense and current maturities of long term debt and capital leases excluding prncipal outstanding under the working capital line of credit of Borrower with the Bank and any Subordinated Debt with a maturity of twelve months or less.

         (d) Current Ratio. Borrower shall maintain a Current Ratio of not less than 1.50 to 1.0, tested quarterly. "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities. "Current Assets" shall mean all assets (less intangibles) which are so classified in accordance with generally accepted accounting principles. Effective fiscal year 2000 "Current Liabilities" shall mean all liabilities which are so classified in accordance with generally accepted accounting principles, excluding debt fully subordinated to the Bank on terms and conditions acceptable to the bank and also the principal outstanding under the working capital line of credit of Borrower with the Bank.

         All determinations under this Section 6.10 and the Financial Covenants section in the Loan Agreements shall be made in accordance with generally accepted accounting principals consistently applied.

               3. The Bank agrees to waive any Event of Default resulting from non-compliance with (a) the Senior Debt to Effective Net Worth Ratio and
(b) the Debt Service Coverage Ratio and (c) the Current Ratio, as of June 30, 1999.

               4. The Remainder of the terms of each Agreement and the Loan Agreement remain unchanged and are hereby restated.

               5. All capitalized terms unless specifically defined herein shall have the meaning given to them in each Agreement and the Loan Agreement.

         IN WITNESS whereof, the parties have executed this Amendment as of the date first above written.


                                        LANNETT COMPANY, INC.

Attest:


                                        By: /s/  William Farber
                                           -------------------------
                                           William Farber, Chairman



                                        GUARANTOR

                                        By: /s/  William Farber
                                           -------------------------
                                           William Farber, Chairman



                                        FIRST UNION NATIONAL BANK


                                        By: /s/    Kevin Dow
                                           -------------------------
                                           Kevin Dow, Vice President